                                                                       EXHIBIT 3

                           PURCHASE AND SALE AGREEMENT
                           ---------------------------

         THIS PURCHASE AND SALE AGREEMENT ("Agreement") is made as of the 9th day of July, 2003 by and between Jack Farber ("Seller") and Ellen B. Kurtzman, Trustee of The 2003 Farber Family Trust dated as of June 30, 2003 ("Buyer").

                                   BACKGROUND
                                   ----------

         Seller is the owner of a limited partnership interest in DELV, L.P. (hereinafter the "Partnership"). Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and acquire, a ninety-nine and 90/100 percent (99.90%) limited partnership interest in the Partnership. Hereinafter, the 99.90% limited partnership interest to be sold by Seller pursuant to this Agreement shall be referred to as the "Transferred Partnership Interest."

         NOW THEREFORE, in consideration of the promises and of the mutual covenants set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:

         1. Agreement to Sell and Purchase. Seller hereby agrees to sell and assign to Buyer, and Buyer hereby agrees to purchase and acquire from Seller, all of Seller's rights, title and interest in and to all of the Transferred Partnership Interest, on the terms and subject to the conditions set forth in this Agreement.

         2.  Purchase Price; Payment and Closing.

             (a) The initial purchase price to be paid to Seller by Buyer for the Transferred Partnership Interest shall be Nine Million Eight Hundred Sixty Six Thousand Seven Hundred and Seven Dollars ($9,866,707) ("Initial Purchase Price").

             (b) The Initial Purchase Price shall be paid by Buyer to Seller as follows:

                    (i) On the date of the execution of this Agreement, Buyer shall pay to Seller the cash sum of One Million Dollars ($1,000,000).

                    (ii) The balance of the Initial Purchase Price shall be paid by the delivery to Seller on the date of the execution of this Agreement, a Promissory Note in the amount of Eight Million Eight Hundred Sixty Six Thousand Seven Hundred and Seven Dollars ($8,866,707) executed by Buyer, in the form and on the terms set forth in Exhibit "A" attached hereto.

             (c) Within fifteen (15) days after the valuation firm of Cowhey-Girard Consulting LLC issues its final valuation report on the Transferred Partnership Interest, the Initial Purchase Price shall be increased (if the Initial Purchase Price is less than the final value determined by Cowhey-Girard Consulting LLC) or shall be reduced (if the Initial Purchase Price is greater than the final value determined by Cowhey-Girard Consulting LLC) by an amount



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                                                                       EXHIBIT 3

                    equal to the difference between the Initial Purchase Price and the said final valuation. The final valuation report of Cowhey-Girard Consulting LLC shall be conclusive and binding upon the parties hereto, and each of the parties agrees to amend and restate the Promissory Note described in subparagraph (b)(ii) hereof accordingly.

             (d) Closing shall occur upon the execution of this Agreement. At Closing Seller shall deliver to Buyer an Assignment of the Transferred Partnership Interest duly executed by Seller.

         3. Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Buyer:

             (a)    Seller is the owner of the Transferred Partnership Interest.

             (b) Seller has good, marketable and unencumbered title to the Transferred Partnership Interest, free and clear of all liens, security interests, pledges, claims, options and rights of others.

             (c) Seller does not have any knowledge of any material claims, obligations and/or liabilities with respect to any of the Transferred Partnership Interest which are not also known to Buyer.

         4. Survival of Representations and Warranties. Seller's representations and warranties in Paragraph 3 of this Agreement shall survive Closing for an unlimited period.

         5.  Miscellaneous.

             (a) This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

             (b) This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. Any agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Agreement unless such agreement is in writing and signed by the party against whom enforcement of such change, modification, discharge or abandonment is sought.

             (c) This Agreement may be executed in any number of counterparts.

                                                                       EXHIBIT 3

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



   ELIZABETH S. BOTHNER                  JACK FARBER                      (SEAL)
---------------------------------    -------------------------------------
                                     Jack Farber


                                     THE 2003 FARBER FAMILY TRUST

  KATHERINE V. WHITESTONE            By:     ELLEN B. KURTZMAN            (SEAL)
---------------------------------    -------------------------------------
                                           Ellen B. Kurtzman, Trustee





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